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                                                                    Exhibit 99.1



February 14, 2007

Steve Blake
Chief Financial Officer
1301 N. Tustin Ave.
Santa Ana, CA 92705

Re:  Letter of Amendment to Employment Agreement

Dear Mr. Blake:

Pursuant to Section 11.9 of your Employment Agreement (the "Agreement"), dated March 21, 2005, this shall serve as a written instrument signed by the parties for the purpose of amending that Agreement. Therefore, effective today, February 14, 2007, the Agreement between Steve Blake and Integrated Healthcare Holdings, Inc. ("IHHI") is hereby amended and restated in Section 4.1 to provide that,

In consideration of Executive's performance of all of his duties and responsibilities hereunder and his observance of all of the covenants, conditions and restrictions contained herein, Executive shall be entitled to receive a base salary, commencing from February 14, 2007, through March 20, 2008, of Three Hundred Fifty Thousand Dollars ($350,000) per annum. The base salary shall be payable in bi-weekly or other periodic installments in accordance with the Company's payroll procedures in effect from time to time. The base salary has been expressed in terms of a gross amount, and the Company is or may be required to withhold from such gross amount deductions in respect of federal, state or local income taxes, FICA and the like. Executive's base salary for any renewal term hereof shall be determined by the Compensation Committee of the Company's Board of Directors. Executive may receive base salary increases for each succeeding year of this agreement as determined by the Company's Board of Directors but in no event shall "Executive's" base salary be decreased.

All other provisions of the Agreement are to remain the same.

Sincerely,

/s/ Bruce Mogel
--------------------------
Bruce Mogel
Chief Executive Officer


I hereby consent to this Amendment.

Signature:  /s/ Steve Blake
            -----------------------
Steve Blake, Executive